Exhibit 10.2

Denny’s 2008 Performance Restricted Stock Unit (RSU) Program

Program Concept

The Compensation and Incentives Committee of the Board of Directors has approved the 2008 Performance Restricted Stock Unit (RSU) Program, an incentive compensation program pursuant to and subject to the Denny’s Corporation 2008 Omnibus Incentive Plan.

Under the program, participants are granted a target number of restricted stock units. From 50% to 120% of the target number of restricted stock units may be earned based on stock price increases or decreases, discussed further below. Once earned, the restricted stock units convert to and are settled in shares of Denny’s stock on a one-for-one basis.

The number of shares earned will be contingent upon the stock price appreciation or depreciation from the date of grant to the time of vesting. There is a “double up/double down” approach with this program where the increases or decreases in stock price have a 2X impact on the ultimate vested value. For example:

•
If stock price has increased by 10% at the time of vesting, the participant will receive an amount of shares that would deliver a 20% increase in value relative to the value of the target award on the date of grant (double the growth realized).

•
If stock price has decreased by 10% at the time of vesting, the participant will receive an amount of shares that would deliver a 20% decrease in value relative to the value of the target award on the date of grant (double the loss).

Regardless of the stock price appreciation, the maximum number of shares that will be delivered to a participant is 120% of the target award.  Correspondingly, to ensure that there is a minimum level of award earned by the participants, the downside is limited to 50% of the target number of shares, regardless of the actual stock price depreciation.

Please refer to your individual award agreement and the examples on pages 3 and 4 of this document for further explanation.

Eligibility

Senior Directors and above are eligible for the 2008 performance restricted stock unit awards.

Performance Period & Vesting Schedule

The performance restricted stock unit awards will vest and be earned annually in one-third increments beginning one year after the grant date. Participants will have no voting or dividend rights until the shares are distributed.

Participants must be employed on the vesting date in order to vest in the award (except in cases of death or disability, as noted below).  Termination for cause results in forfeiture of any unpaid award, even if it otherwise had vested.

How Performance Is Measured

The Company’s closing stock price will be determined on each of the three anniversary dates of the grant (July 16, 2009; July 16, 2010; and July 16, 2011).  This stock price will be compared to the closing stock price on the date of the grant of $2.56 to determine the amount of stock price appreciation or depreciation.  The participant will then recognize a “double up/double down” impact on the value of the target number of vested shares based on the stock price increases or decreases.  This new recognized value will be divided by the closing stock price on the vesting date to determine the number of shares that were earned. Refer to examples on pages 3 and 4 for further explanation.

Form and Timing of Payout, and Taxation

Participants will receive their earned shares on the fifth business day following the vesting date, and will be taxed on the value of the vested shares on the date of payout. Upon payout, shares will be withheld to cover the minimum statutory withholding requirements (based on the closing price of the shares on the day prior to the payout). The net amount of shares (shares earned and vested less shares withheld for taxes) will be delivered to the participant on the date of the payout.

Impact of Termination Events

The following table shows the impact of various termination events and a change in control:

Termination Event	Payout
Death or disability
• Death or disability prior to vesting will result in pro rata vesting  (calculated separately for each one-third vesting event) of the amount earned, calculated  through the date of employment termination, paid out as soon as administratively practicable following termination.
• Death or disability occurring between the vesting and payout dates will result in no change to the amount or date of the payout that would have been made had the termination event not occurred.

Termination for Cause	• Vested but unpaid and unvested awards will be forfeited. No payout will occur even if awards had vested.
Resignation or Voluntary Termination	• Vested but unpaid awards will be paid out in accordance with the regular payout schedule. Unvested awards will be forfeited.
Involuntary Termination Not for Cause	• Vested but unpaid awards will be paid out in accordance with the regular payout schedule. Unvested awards will be forfeited.
Change in Control
• Vested but unpaid awards will be paid out immediately prior to the Change in Control.  Unvested awards will be deemed to be fully earned based on actual performance up to the date of the Change in Control, and will be paid out immediately prior to the Change in Control.

Impact on Other Plans

Awards are not considered pay for purposes of Denny’s retirement or welfare plans. There will be no specific deferral opportunities under this plan.